UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2022

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-37599	98-1268150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Ordinary Shares - £1.00 par value per share	LIVN	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01 Entry into a Material Definitive Agreement

On July 6, 2022, LivaNova PLC (together with its consolidated subsidiaries, the “Company”) and its wholly-owned subsidiary, LivaNova USA, Inc. ( “LivaNova USA”) entered into a new incremental facility amendment (the “Incremental Amendment No. 2”) to its First Lien Credit Agreement dated August 13, 2021 (the “Credit Agreement”) with the lenders and issuing banks party thereto and Goldman Sachs Bank USA, as First Lien Administrative Agent and First Lien Collateral Agent, relating to a $125 million senior secured multi-currency revolving credit facility to be made available to LivaNova USA (the “Revolving Facility”) as from time to time amended, including on February 24, 2022 to, among other things, obtain commitments from Goldman Sachs Bank USA to make available to LivaNova USA a bridge facility in an aggregate principal amount up to €200 million, which was subsequently redenominated into $220 million (the “Bridge Facility”).

The Incremental Amendment No. 2 provides for LivaNova USA to, among other things, obtain commitments for term loan facilities from a syndicate of lenders in an aggregate principal amount of $350 million consisting of (i) an initial term loan facility in an aggregate principal amount of $300 million (the “Initial Term Facility”) and (ii) a delayed draw term loan facility in an additional aggregate principal amount of $50 million, which will be available in one single drawing on or after July 6 until the date that is nine (9) months after such date (the “Delayed Draw Term Facility” and, together with the Initial Term Facility, the “Term Facilities”).

Proceeds of the Term Facilities will be used to repay in full the Bridge Facility, with the remainder to be used for general corporate purposes of the Company. The Term Facilities will have a maturity of the earlier of (i) five (5) years or (ii) ninety-one (91) days prior to December 15, 2025, the maturity date of the Cash Exchangeable Senior Notes issued by LivaNova USA on June 17, 2020 (the “Notes”), unless by that date LivaNova USA will have either redeemed or refinanced the Notes, or set aside an amount of cash equal to the then-outstanding principal amount of the Notes. The Term Facilities will bear interest at a rate equal to an adjusted term Secured Overnight Financing Rate (SOFR) (or, alternatively, the Alternate Base Rate) plus a variable margin based on the Company’s consolidated Total Net Leverage Ratio. As of the date of effectiveness of the Incremental Amendment No. 2, the applicable margin over Adjusted SOFR was equal to 3.50% per annum. The Term Facilities are subject to an original issue discount of 1.5% of their principal amount. The Delayed Draw Term Facility also contemplates the payment of commitment fees at a variable percentage based on the Company’s Total Net Leverage Ratio. As of the date of effectiveness of the Incremental Amendment No. 2, the applicable commitment fee percentage was equal to 0.50% per annum. The Term Facilities will be subject to quarterly amortization, based on the following amortization schedule: (i) year 1: 2.5%; (ii) year 2: 5.0%; (ii) year 3: 5.00%; (iv) year 4: 7.5%; and (v) year 5: 10.0%, with the remainder to be paid at maturity.

On July 6, the Company repaid in full and terminated the $220 million outstanding Bridge Facility with the proceeds of the Initial Term Facility.

For more information on the terms of the Bridge Facility and the Credit Agreement, please refer to the Form 10-Q for the period ending March 31, 2022. Capitalized terms in this Item 1.01 not otherwise defined herein, are defined in the relevant agreement.

The description above does not purport to be complete and is qualified in its entirety by the complete text of the Amended and Restated Credit Agreement including the Incremental Amendment No. 2, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information in Item 1.01 is incorporated into this item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 is incorporated into this item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit	Description

10.1
Incremental Facility Amendment No. 2 to Credit Agreement, dated as of July 6, 2022, by and among LivaNova Plc, LivaNova USA, Inc., the Second Incremental Term Lenders, Delayed Draw Incremental Leaders, Goldman Sachs Bank USA, the Revolving Lenders and Issuing Banks, and for purposes of Sections 8 and 10 only, the other Loan Parties as of the date hereof.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: July 6, 2022	By:/s/ Keyna Skeffington
Name: Keyna Skeffington
Title: Senior Vice President & General Counsel

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